UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ECB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 337

Engelhard, North Carolina 27824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2006 Annual Meeting of Shareholders of ECB Bancorp, Inc. will be held at 11:00 a.m. on Tuesday, April 18, 2006, at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect three directors for terms of three years;

2.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2006; and

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about March 17, 2006.

By Order of the Board of Directors

Arthur H. Keeney III

President and Chief Executive Officer

Post Office Box 337

Engelhard, North Carolina 27824

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated March 17, 2006, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2006 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 18, 2006.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to ECB Bancorp, Inc. Our banking subsidiary, The East Carolina Bank, is referred to as the “Bank.”

Voting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways. You can sign and return to us an appointment of proxy (a proxy card) in the form enclosed with this Proxy Statement (or validly appoint another person to vote your shares for you), or you can attend the Annual Meeting and vote in person.

If your shares of our common stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how your shares should be voted. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote the shares on “routine” proposals, such as the election of directors, when they have not received instructions from the beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers and nominees generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxies

A form of appointment of proxy (proxy card) is included with this Proxy Statement that provides for you to name three of our officers, Arthur H. Keeney III, J. Dorson White, Jr. and Gary M. Adams, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it to us so that we receive it before the Annual Meeting, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the three nominees for director named in Proposal 1 below and “FOR” Proposal 2 discussed in this Proxy Statement. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Appointment of Proxy; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave us in your proxy card, you can do so at any time before the voting takes place at the Annual Meeting by taking one of the following actions:

•	give our Corporate Secretary a written notice that you want to revoke your proxy card;

•	sign and submit another proxy card dated after the date of your original proxy card; or

•	attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card.

If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we may reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers and employees may solicit proxy cards personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation to you, that is not contained in this Proxy Statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on March 1, 2006, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on that date in order to vote at the meeting. Our voting securities are the 2,040,042 shares of our common stock that were outstanding on the Record Date.

Voting Procedures; Votes Required for Approval

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of a majority of the outstanding shares of our common stock entitled to be voted at the meeting. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the three nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Securities

Principal Shareholders.    The following table lists persons who we believe owned, beneficially or of record, 5% or more of our outstanding shares on the Record Date.

Name and address of beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class
Estate of Anna Mae H. Gibbs PO Box 277, Swan Quarter, NC 27885	377,378	(2)	18.50%

Gregory C. Gibbs PO Box 402, Engelhard, NC 27824	383,256	(3)	18.79%

Regina A. Gibbs PO Box 578, Engelhard, NC 27824	447,878	(4)	21.95%

Charles G. Gibbs, Jr. PO Box 474, Engelhard, NC 27824	453,186	(5)	22.21%

George T. Davis, Jr. PO Box 277, Swan Quarter, NC 27885	115,341	(6)	5.65%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares.
(2)	Gregory C. Gibbs, Regina A. Gibbs and Charles G. Gibbs, Jr., serve as co-executors of the Estate of Anna Mae H. Gibbs, and the listed shares also are included in the shares listed as beneficially owned by each of them individually.
(3)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 377,628 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor. Those shares also are included in the shares listed for the Estate and for each of Regina A. Gibbs and Charles G. Gibbs, Jr.
(4)	Ms. Gibbs may be considered to have shared voting and investment power with respect to 447,140 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which she serves as co-executor (which also are included in the shares listed for the Estate and for each of Gregory C. Gibbs and Charles G. Gibbs, Jr.) and 69,762 shares held by a family trust for which she serves as co-trustee (which also are included in the shares listed for Charles G. Gibbs, Jr.).
(5)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 447,140 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor (which also are included in the shares listed for the Estate and for Gregory C. Gibbs and Regina A. Gibbs) and 69,762 shares held by a family trust for which he serves as co-trustee (which also are included in the shares listed for Regina A. Gibbs).
(6)	Mr. Davis may be considered to have shared voting and investment power with respect to 99,267 of the listed shares, including an aggregate of 92,274 shares held directly by his mother and aunt for whom he acts as attorney-in-fact and as to which shares Mr. Davis disclaims beneficial ownership.

Management.    The following table describes the beneficial ownership of our common stock on the Record Date by our current directors, nominees for election as directors, and named executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of Beneficial ownership (1)		Percent of class (2)
Gary M. Adams.	6,992		0.34%
George T. Davis, Jr.	115,341	(3)	5.65%
Gregory C. Gibbs	383,256	(4)	18.79%
John F. Hughes, Jr.	2,200		0.11%
Arthur H. Keeney III	32,209		1.57%
J. Bryant Kittrell III	3,900		0.19%
Joseph T. Lamb, Jr.	33,218		1.63%
B. Martelle Marshall	2,277		0.11%
William F. Plyler II	5,518		0.27%
R. S. Spencer, Jr.	46,491		2.28%
Michael D. Weeks	1,017		0.05%
J. Dorson White, Jr.	12,377		0.61%
All current directors and executive officers as a group (12 persons)	644,796		31.26%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. The listed shares include the following numbers of shares with respect to which individuals named and included in the group have shared voting and investment power: Gary M. Adams—559 shares; George T. Davis, Jr.—99,267 shares; Gregory C. Gibbs—377,628 shares; J. Bryant Kittrell III—900 shares; Joseph T. Lamb, Jr.—18,092 shares; B. Martelle Marshall—591 shares; R. S. Spencer, Jr.—18,922 shares; and all current directors and executive officers as a group—515,959 shares, including shares described in footnote 3 below held by persons for whom one of our directors acts as attorney-in-fact. Individuals named and included in the group exercise sole voting power only with respect to the following numbers of shares representing unvested restricted stock awards pursuant to our Omnibus Stock Ownership and Long Term Incentive Plan: Gary M. Adams—1,672 shares; Arthur H. Keeney III—8,809 shares; William F. Plyler II—1,728 shares; J. Dorson White, Jr.—2,594 shares; and all current directors and executive officers as a group—14,803 shares. The listed shares also include the following numbers of shares that could be acquired by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power only: Gary M. Adams—2,916 shares; Arthur H. Keeney III—11,369 shares; William F. Plyler II—3,181 shares; J. Dorson White, Jr.—5,136 shares; and all persons included in the group—22,602 shares.
(2)	Percentages are calculated based on 2,040,042 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.
(3)	Includes an aggregate of 92,274 shares held directly by Mr. Davis’ mother and aunt for whom he acts as attorney-in-fact and as to which shares Mr. Davis disclaims beneficial ownership.
(4)	Includes 377,378 shares held by the Estate of Anna Mae H. Gibbs for which Mr. Gibbs serves as co-executor.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, or to timely file required reports, during previous years. It has come to our attention that, during 2005, certain of our reporting persons filed reports after their due dates. Each of our four executive officers (Arthur H. Keeney III, J. Dorson White, Jr., William F. Plyler II and Gary M. Adams) filed one late report regarding his receipt of a stock option from us under our stock option plan. Also, our director, Joseph T. Lamb, Jr., filed one late report regarding a sale of shares between two of his business entities. Each of those reports was filed promptly after it was discovered that it had been overlooked.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that:

•	our Board of Directors will consist of not less than nine nor more than 15 members;

•	our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	our Board be divided into three classes and directors are elected to staggered three-year terms, and that each year the terms of the directors in one class expire and directors in that class are elected for new three-year terms or until their respective successors have been duly elected and qualified.

Nominees.    The number of members of our Board of Directors currently is set at nine. The terms of three of our current directors expire at the Annual Meeting, and, based on the recommendation of our Nominations Committee, each of them has been nominated by our Board for reelection to a new three-year term.

Name and age (1)	Positions with the Bank and us (2)	Year first elected (3)	Proposed term of office	Principal occupation and business experience
George T. Davis, Jr. * (51)	Vice Chairman	1979	3 years	Attorney; sole proprietor, Davis & Davis (law firm), Swan Quarter, NC

Gregory C. Gibbs (45)	Director	1994	3 years	General Manager, Gibbs Store LLC (retail hardware) (1979-1995 and since 2001) and partner, Lake Landing Realty (real estate development) (since 2005), Engelhard, NC; broker in charge, United Country Real Estate (real estate sales) (2004-2005), Engelhard, NC; Financial Planner, Piedmont Carolinas Group, LLC, Durham, NC (1999-2001)

John F. Hughes, Jr. * (60)	Director	1996	3 years	Retired; Executive Director, Albemarle Pamlico Economic Development Corp. and Chairman and CEO, Eastern NC Natural Gas Co. (2001-2005); Regional Manager and Manager of Governmental Affairs, North Carolina Power, Inc. (utility company) (1984-2000), Manteo, NC

(1)	Asterisks denote individuals who we believe will be “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.
(2)	Mr. Davis and Mr. Gibbs are members of the Executive Committee of our Board.
(3)	“First elected” refers to the year in which each individual first became a director of the Bank. Each person first became our director during 1998 in connection with our organization as the Bank’s holding company and previously served as a director of the Bank.

Our Board of Directors recommends that you vote “FOR” each of the three nominees named above. The three nominees receiving the highest numbers of votes will be elected.

Incumbent Directors.    The following table contains information about our other six current directors whose terms of office will continue after the Annual Meeting.

Name and age (1)	Positions with the Bank and us (2)	First elected/ current term expires (3)	Principal occupation and business experience
Arthur H. Keeney III (62)	President, Chief Executive Officer and Director	1995 / 2007	The Bank’s and our executive officer

J. Bryant Kittrell III * (54)	Director	1990 / 2008	President and owner, Kittrell & Associates, Inc., and member (since 2004), Kittrell & Armstrong LLC (commercial/industrial real estate development and sales), Greenville, NC

Joseph T. Lamb, Jr. * (72)	Director	1981 / 2007	President, Joe Lamb, Enterprises. (real estate sales and rentals), Nags Head, NC

B. Martelle Marshall * (56)	Director and Corporate Secretary	1993 / 2008	President and co-owner, Martelle’s Feed House Restaurant, Engelhard, NC

R. S. Spencer, Jr. * (65)	Chairman	1963 / 2008	President, R. S. Spencer, Inc. (retail merchant), Engelhard, NC

Michael D. Weeks * (52)	Director	2005 / 2007	Vice President and General Manager, WITN-TV (television broadcasting), Washington, NC

(1)	Asterisks denote individuals who we believe are “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.
(2)	Mr. Keeney, Mr. Kittrell and Mr. Spencer are members of the Executive Committee of our Board.
(3)	“First elected” refers to the year in which each individual first became one of our directors or, if prior to our organization in 1998, a director of the Bank. With the exception of Mr. Weeks, each person first became a director during 1998 in connection with our organization as the Bank’s holding company and previously had served as a director of the Bank.

Attendance by Directors at Meetings

Board of Director Meetings.    The Bank’s and our Boards of Directors meet jointly. During 2005, the Boards met 12 times, and each director attended 75% or more of the aggregate number of meetings of the Boards and of the committees on which he served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Eight of our current directors were serving as directors on the date of our last Annual Meeting which was held during April 2005, and all eight of them attended that meeting.

Director Compensation

Director Fees.    Each of our directors serves and is compensated as a director of the Bank. The Bank’s and our Boards meet jointly, and directors do not receive any additional compensation for their services as our directors. During 2005, the Bank paid annual retainers of $11,000 to our Chairman and $6,000 to each other non-employee director, and a fee of $750 for each Board meeting attended. Members of Board committees received a fee of $650 for attendance at each meeting of the Executive Committee, and $600 for attendance at each meeting of other committees. However, the Chairman and Secretary of our Audit Committee received fees of $850 and $700, respectively, for their attendance at each meeting of that committee. The same retainers and fees will be paid to directors during 2006. As an officer and employee, Mr. Keeney does not receive any fees for his service as a director.

Director Retirement and Death Benefits.    The Bank has entered into separate agreements with our directors under which they will receive specified retirement benefits from the Bank after their retirement from service as directors at specified ages. Under the agreements, annual benefits which generally increase each year are payable to the directors for specified initial benefit periods that extend from their retirement to their actuarially calculated mortality ages. Benefits payable to directors for each year after their initial periods and until their deaths will be increased or decreased based on a formula that includes a comparison of, in the case of eight of the directors, (1) the Bank’s return on life insurance policies purchased by the Bank to cover its costs associated with their benefits, to (2) the Bank’s opportunity costs associated with premiums paid by the Bank on those policies and any benefits paid to the directors under the agreements. In the case of two directors for whom insurance policies were not purchased, the formula makes that comparison based on assumed returns and premiums on policies on other insured plan participants. Reduced annual benefits are payable in the event a director’s service terminates prior to his specified retirement age. However, if a director’s service is terminated as a result of disability, or for any reason following a change in control of the Bank, the director will retain the right to full benefits under the agreement. All benefits are forfeited if a director’s service is terminated for “cause” as defined in the agreement. Upon the death of a director in connection with whose agreement the Bank has purchased life insurance policies, the director’s beneficiary or estate will receive a portion (from 0% to 80%) of the difference between the death benefits on and the cash values of those policies. The actual percentage is determined based on whether the director remains a director or is retired at the time of death and, if no longer serving as a director for reasons other than retirement or disability, the director’s length of service as a director. All remaining policy proceeds, including the full cash value of the policies, will be paid to the Bank.

Committees

The Bank’s and our Boards of Directors have appointed several standing committees, including an Audit Committee, a Nominations Committee and a Compensation Committee, that act under written charters approved by the Boards as described below.

Audit Committee

Function.    The Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Committee, among other things, selects our independent accountants each year and approves the compensation and terms of engagement of our accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and systems of internal controls. The Committee reviews the annual audit report of our independent accountants, reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. A copy of the Committee’s charter was attached as an appendix to the Proxy Statement we distributed in connection with our 2004 Annual Meeting. The Committee met eight times during 2005.

Members.    The current members of the Audit Committee are J. Bryant Kittrell III — Chairman, John F. Hughes, Jr., R. S. Spencer, Jr. and B. Martelle Marshall. We believe that each current member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Audit Committee Report.    Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2005, the Audit Committee has:

•	reviewed our audited consolidated financial statements for 2005 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2005 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee:

J. Bryant Kittrell III	R. S. Spencer, Jr.	John F. Hughes, Jr.	B. Martelle Marshall

Nominations Committee

Function.    The Nominations Committee is a committee of our Board. Under its charter, and among its other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. A copy of the Nominations Committee’s charter was attached as an Appendix to the Proxy Statement we distributed in connection with our 2004 Annual Meeting. The Committee met twice during 2005. Each of the nominees named in the table above was recommended to the Board of Directors by the Committee.

The Committee’s charter provides that it will seek to identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

Each recommendation should be accompanied by the following:

•	the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•	information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•	any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Members.    The current members of the Nominations Committee are George T. Davis, Jr. — Chairman, R. S. Spencer, Jr. and J. Bryant Kittrell III. We believe that each current member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Compensation Committee

Function.    The Compensation Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, and among its other duties and responsibilities assigned from time to time by the Boards, the Committee makes recommendations to the Boards regarding the amounts of cash and other compensation paid or provided to our executive officers, as well as our overall compensation program, the adoption or modification of incentive or other compensation plans, and the administration of our Omnibus Stock Ownership and Long Term Incentive Plan and the Bank’s annual incentive program. After receipt of the Committee’s recommendations, the Boards make all final decisions regarding executive compensation matters. The Committee met five times during 2005.

Members.    The current members of the Compensation Committee are George T. Davis, Jr. — Chairman, R. S. Spencer, Jr., J. Bryant Kittrell III and Joseph T. Lamb, Jr. We believe that each current member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Committee Report on Executive Compensation.    Our Board of Directors’ goal is to provide compensation that will enable us to attract and retain qualified and motivated individuals as executive officers based in Engelhard, North Carolina, while achieving an attractive return on our shareholders’ investments in our company. The Compensation Committee reviews all forms of compensation, including personal benefits, paid or provided to our Chief Executive Officer, Arthur H. Keeney III, and other executive officers named in the Summary Compensation Table below, and the Committee makes recommendations to our Board of Directors regarding increases in compensation paid to those officers. Currently, our executive cash compensation program includes base salary and cash bonuses under the Bank’s annual incentive program, and we maintain an Omnibus Stock Ownership and Long Term Incentive Plan under which we are authorized to periodically grant awards (including stock options, restricted stock awards and cash awards) to our executive officers. We also provide retirement and other employee benefit and welfare plans (including group life and medical insurance), a Section 401(k) salary deferral plan, and separate agreements with executive officers under which supplemental retirement and death benefits will be provided to them in the future. Our executive officers are provided with the use of bank-owned vehicles which they may use for personal travel and, in the case of one executive officer, the Bank pays monthly dues (but not additional charges for personal usage) for a country club membership.

For 2005, the Committee recommended, and the Board approved, a 7% increase in base salary paid to Mr. Keeney, and increases in the base salaries of the other named officers ranging from 3% to 7%, over their 2004 amounts. Each officer’s individual level of responsibility and performance, the size and complexity of our business, and our financial performance generally, are considered in connection with the approval of compensation. We also review information regarding the range of compensation levels of senior officers at other similarly-sized institutions and compare our officers’ salaries to the median of those peer institutions. However, that process largely is subjective and there are no specific formulae, objective criteria or other such mechanisms by which the salary adjustment for any executive officer (including the Chief Executive Officer and other named executive officers) are tied empirically to his individual performance or to our financial performance. The amounts of contributions to the separate accounts of executive officers under our 401(k) plan are determined solely by the terms of that plan.

Each year we provide an opportunity for executive officers to receive cash compensation in the form of bonuses, in addition to their salaries, as a reward for corporate performance at or above specified levels. In the case of cash bonuses paid for 2005, all executive officers were eligible to receive an incentive bonus award under our annual incentive program determined primarily by a formula recommended by the Compensation Committee and approved by the Board during January 2005. Under that formula, bonuses were to be calculated as percentages of the officers’ annual salaries (from 20% to 35% for our Chief Executive Officer, and from 15% to 25% for other executive officers) based on the extent to which corporate performance goals were met (relating to our return on equity, return on assets, and our ratio of operating expenses to assets). However, the payment of bonuses under the incentive program approved for each year is subject to the final approval of our Board of Directors, and the Board has the discretion to cancel or reduce any bonus award, even if performance targets are met. Also, the Board may grant discretionary bonuses outside the incentive program, even if performance targets are not met, if it believes that circumstances merit that action. For 2005, the amount of the bonus paid to our Chief Executive Officer was $73,209, or approximately 31% of his 2005 base salary. The amounts of bonuses paid for 2005 to other executive officers are listed in the Summary Compensation Table. The amounts of those bonuses were calculated based on the plan formula and our actual corporate performance in relation to goals specified in the plan.

Under our Omnibus Stock Ownership and Long Term Incentive Plan, our goal is for our Chief Executive Officer and other executive officers to have access over a moving five-year period to shares of our common stock, through unexercised stock options and unvested restricted stock awards, having an aggregate value that generally is within guidelines that we have developed based on various factors, including information regarding levels of equity-based compensation at similarly sized companies. During 2005, we granted an incentive stock option under the Plan to our Chief Executive Officer for 8,954 shares. On the date that option was granted, it had a present value (computed based on the Black-Scholes option pricing model) of $77,721. At the same time we granted options to our other executive officers for the numbers of shares, and having the grant date present values, listed in the “Option/SAR Grants In Last Fiscal Year” table below. Those options become exercisable as to one-third of the shares each May 17, beginning in 2006 for Mr. Keeney and in 2008 for each other named executive officer.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of our executive officers receive annual compensation approaching that amount, our Board of Directors has not adopted a policy with respect to Section 162(m).

The Compensation Committee:

George T. Davis, Jr.	R. S. Spencer, Jr.	J. Bryant Kittrell III	Joseph T. Lamb, Jr.

Executive Officers

We consider the Bank’s and our officers listed below to be our executive officers.

Arthur H. Keeney III, age 62, serves as the Bank’s and our President and Chief Executive Officer and has been employed by the Bank since 1995.

J. Dorson White, Jr., age 55, serves as the Bank’s Executive Vice President and Chief Operating Officer. He has been employed by the Bank since 1989.

William F. Plyler II, age 62, serves as the Bank’s Senior Vice President and Chief Credit Officer and has been employed by the Bank since 1995.

Gary M. Adams, age 52, serves as the Bank’s and our Senior Vice President and Chief Financial Officer. He has been employed by the Bank since 1981.

Executive Compensation

Cash Compensation.    The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for the years indicated. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE

		Annual compensation			Long term compensation
Name and principal position	Year	Salary (1)	Bonus (2)	Other annual compensation	Restricted stock awards (4)	Securities underlying options (5)	All other compensation (6)
Arthur H. Keeney III President and Chief Executive Officer	2005	$235,400	$73,209	(3)	$-0-	8,954	$7,497
	2004	220,000	30,966	(3)	143,526	-0-	6,988
	2003	200,000	45,348	(3)	97,002	-0-	6,307

J. Dorson White, Jr. Executive Vice President and Chief Operating Officer	2005	135,355	30,438	(3)	-0-	4,952	7,590
	2004	126,500	13,724	(3)	48,365	-0-	8,324
	2003	115,000	21,187	(3)	23,058	-0-	7,606

William F. Plyler, II Senior Vice President and Chief Credit Officer	2005	110,050	24,748	(3)	-0-	2,562	7,645
	2004	102,850	11,158	(3)	32,006	-0-	5,651
	2003	93,500	17,226	(3)	15,552	-0-	5,243

Gary M. Adams Senior Vice President and Chief Financial Officer	2005	97,850	22,004	(3)	-0-	1,619	5,915
	2004	95,000	-0-	(3)	30,125	-0-	6,593
	2003	89,500	16,489	(3)	15,822	-0-	6,467

(1)	Includes amounts of salary deferred at each officer’s election under our Section 401(k) plan and, in Mr. Keeney’s case, additional amounts he deferred pursuant to a separate deferral plan. Amounts deferred under that separate plan are invested for Mr. Keeney by an unrelated entity, and we do not pay any interest or other amount on his deferred salary.
(2)	Reflects awards under the Bank’s annual incentive program. The award for each year is approved by our Board of Directors and paid following the end of that year.
(3)	In addition to compensation paid in cash, the Bank’s and our executive officers receive various personal benefits. The value of those non-cash benefits received each year by each named officer did not exceed 10% of his cash compensation for that year, and the amounts of those benefits are not shown in the Summary Compensation Table. We also provide the named executive officers with certain group life, health, medical and other insurance coverages that are generally available to all salaried employees and that are not included in the Summary Compensation Table.
(4)	Reflects the value (on the date of grant) of restricted shares of our common stock awarded to each officer during each year. The awards granted during 2003 become vested as to 30% of the shares at the end of both the third and fourth years following the date of grant, and 40% of the shares at the end of the fifth year. The awards granted during 2004 become vested as to one-third of the shares at the end of each of the third, fourth and fifth year following the date of grant. Cash dividends are paid on the shares during the vesting period at the same rate as they are paid on other outstanding shares. On December 31, 2005, the aggregate number and value of unvested shares held by each named officer under all outstanding restricted stock awards was: Mr. Keeney – 11,631 shares valued at $312,874; Mr. White – 3,503 shares valued at $94,231; Mr. Plyler – 2,337 shares valued at $62,865; and Mr. Adams – 2,271 shares valued at $61,090.
(5)	Reflects numbers of shares that are subject to stock options granted to each officer during each year.
(6)	The 2005 amounts for Messrs. Keeney, White, Plyler and Adams consist of $1,598, $440, $375 and $132 respectively, representing the economic value to the named officers of the death benefits payable to them under split-dollar insurance policies purchased to fund supplemental retirement plans established for them by the Bank, and $5,899, $7,150, $7,270 and $5,783, respectively, in contributions made by the Bank to our Section 401(k) plan for their accounts.

During February 2006, our and the Bank’s Boards of Directors, based on the recommendation of their joint Compensation Committee, approved annual salary increases for 2006 for each executive officer named in the table above. The 2006 base salary rates approved by the Boards are as follows: Mr. Keeney - $245,000; Mr. White - $145,000; Mr. Plyler - $115,500; Mr. Adams - $100,000.

Employment and Change in Control Agreements.    Mr. Keeney serves as President and Chief Executive Officer of the Bank pursuant to an employment agreement that provided for an original initial term of three years. At the end of each year, the term is automatically extended for one additional year, absent notice of non-renewal from the Bank. The agreement may be terminated by the Bank for “cause,” as defined in the agreement. Under the agreement, Mr. Keeney has agreed not to compete with the Bank in the areas in which it does business following the termination of his employment. If, following a “change in control” of our company or the Bank, Mr. Keeney’s employment is terminated without cause or his duties are substantially reduced relative to his previous position, he will be entitled to receive an amount equal to 2.99 times the average of his salary, cash bonus, and incentive payments during the preceding three years.

Messrs. White, Plyler and Adams each is party to an agreement with the Bank under which he would be entitled to receive an amount equal to 1.50 times the average of his salary, cash bonus, and incentive payments during the preceding three years, together with certain other benefits, in the event that, within 90 days following a “change in control” of our company or the Bank, his employment is terminated without cause or his salary or responsibilities are reduced. The agreement may be terminated by either him or the Bank at any time upon 30 days prior written notice, or by the Bank at any time, without notice, for “cause,” as defined in the agreement.

Supplemental Retirement and Death Benefits.    As a supplement to retirement benefits under the Bank’s Section 401(k) plan, the Bank has entered into separate agreements with our executive officers under which they will receive specified benefits from the Bank following their retirement at age 65. Annual benefits that generally increase each year are payable to the officers for specified initial benefit periods that extend from their retirement dates to their actuarially calculated mortality ages. Benefits payable to each officer for each year after his initial period and until the officer’s death will be increased or decreased based on a formula that includes a comparison of (1) the Bank’s return on life insurance policies purchased by it to cover its costs associated with the officer’s benefits, to (2) the Bank’s opportunity costs associated with premiums paid by the Bank on those policies and any benefits paid to the officer under the agreement. Reduced annual benefits are payable in the event an officer retires after age 59 1/2 but before age 65 or in the event of certain other terminations of employment prior to age 59 1/2. However, if an officer’s employment is terminated as a result of disability, or for any reason following a change in control of the Bank, the officer will retain the right to full benefits under the agreement. All benefits are forfeited if an officer’s employment is terminated for “cause” as defined in the agreement. The beginning and ending annual benefits during the initial period for each of our executive officers named in the Summary Compensation Table above are as follows: Mr. Keeney - $82,779 and $108,046; Mr. White - $51,362 and $62,469; Mr. Plyler—$21,201 and $27,688; and Mr. Adams—$22,694 and $23,383. Benefits payable to them following their initial benefit periods currently are not calculable. Under the life insurance policies purchased by the Bank, upon an officer’s death his beneficiary or estate will receive a portion (from 0% to 80%) of the difference between the death benefits on and the cash values of the life insurance policies. The actual percentage is determined based on whether the officer remains employed by the Bank or is retired at the time of death and, if no longer employed for reasons other than retirement or disability, the officer’s age and length of service. All remaining policy proceeds, including the full cash value of the policies, will be paid to the Bank.

Stock Options.    The following table contains information about options to purchase shares of our common stock granted during 2005 to our executive officers named in the Summary Compensation Table above.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of securities underlying options/SARs granted (1)	Percent of total options/SARs granted to employees in 2005	Exercise or base price per share	Expiration date	Grant date present value (2)
Arthur H. Keeney III	8,954	49.5%	$29.00	May 17, 2015	$77,721
J. Dorson White, Jr.	4,952	27.4%	29.00	May 17, 2015	42,983
William F. Plyler, II	2,562	14.2%	29.00	May 17, 2015	22,238
Gary M. Adams	1,619	8.9%	29.00	May 17, 2015	14,053

(1)	The options become exercisable as to one-third of the shares each May 17 beginning in 2006 for Mr. Keeney and 2008 for each other named officer.
(2)	Represents the estimated value of the options on the date of grant based on the Black-Scholes option pricing model and assuming 31.09% volatility, a 3.88% risk-free rate of return, an expected annual dividend yield of 2.4%, and an expected life of seven years. On December 31, 2005, the aggregate exercise price of each officer’s option exceeded the aggregate market value of the underlying shares.

The following table contains information about all options held on December 31, 2005, by our executive officers named in the above table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur H. Keeney III	(1)	—	9,995	11,701	$153,398	$37,497
J. Dorson White, Jr.	(1)	—	4,570	6,085	70,283	15,465
William F. Plyler II	(1)	—	2,805	3,315	43,749	10,278
Gary M. Adams	(1)	—	2,532	2,386	38,029	10,470

(1)	No options were exercised during 2005.
(2)	Reflects the amount by which the aggregate fair market value on December 31, 2005, of the shares underlying each option exceeded the aggregate purchase price of those shares under the terms of the options.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and their associates. All loans included in those transactions during 2005 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time those loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Our Board of Directors has a policy requiring that certain transactions between us or the Bank and any of our “related parties,” including our directors and executive officers (other than loans made in the ordinary course of the Bank’s business which are required by banking regulations to be approved by the entire Board), be reviewed and approved by the Board’s Audit Committee.

Performance Graph

The following line graphs compare the cumulative total shareholder return (the “CTSR”) on our common stock during the previous five years with the CTSR over the same measurement period of the Nasdaq-U.S. index and the SNL Securities Nasdaq Bank index. Each line graph assumes that $100 was invested on December 31, 2000, and that dividends were reinvested in additional shares.

Comparison of Five-Year Cumulative Total Shareholder Return among

ECB Bancorp, Inc. Common Stock,

Nasdaq-US Index and SNL Securities Nasdaq Bank Index

PROPOSAL 2: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2006. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants, and our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2006 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Dixon Hughes PLLC was first appointed as our independent accountants on March 10, 2005, and it audited our consolidated financial statements for the year ended December 31, 2005. It replaced KPMG LLP which was dismissed by the Committee. Our relationship with KPMG LLP terminated on March 22, 2005, when it completed its audit of, and issued its report on, our financial statements for the year ended December 31, 2004. In connection with KPMG LLP’s audits of our financial statements for the two years ended December 31, 2003 and 2004, and through the date of completion of its 2004 audit on March 22, 2005, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

KPMG LLP’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2003 and 2004, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2003 and 2004, and through March 22, 2005, when the Committee’s action dismissing KPMG LLP became effective, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Dixon Hughes PLLC of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2005

Except as described below, under its current procedures the Audit Committee specifically pre-approves all audit services and other services provided by our accountants. In the case of tax services and other permissible non-audit services, the Committee has delegated authority to its Chairman to pre-approve services between Committee meetings. Any approval of services by the Chairman is communicated to the full Committee at its next regularly scheduled meeting. The Committee also may authorize management to obtain tax services from our accountants from time to time during the year up to a specified aggregate amount of fees. Requests for advice in addition to that amount would require further approval.

As our independent accountants for 2005, Dixon Hughes PLLC provided us with various audit and other professional services for which we and the Bank were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining it independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC does not affect its independence.

Audit Fees.    For 2005, Dixon Hughes PLLC audited our consolidated financial statements included in our Annual Report on Form 10-K, and it reviewed our condensed interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and performed services related to a registration statement we filed with the Securities and Exchange Commission in connection with a public offering of shares of our common stock. We expect that Dixon Hughes PLLC’s fees for 2005 audit services will amount to approximately $203,000.

Audit-Related Fees.    Since becoming our independent accountants during 2005, Dixon Hughes PLLC has provided us with audit-related services consisting of audits of our Section 401(k) plan and financial accounting consultations. We paid Dixon Hughes PLLC $13,200 for those services.

Tax Fees.    During 2005, Dixon Hughes PLLC provided us with services related to the preparation of our income tax returns. We paid Dixon Hughes PLLC $2,000 for those services.

All Other Fees.    At the time Dixon Hughes PLLC was appointed as our independent accountants, we previously had engaged the firm to assist us with our strategic planning process. We paid Dixon Hughes PLLC $39,700 for those services which were provided during 2005.

PROPOSALS FOR 2007 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, which is intended to be presented for action at our 2007 Annual Meeting must be received by us in writing at our main office in Engelhard, North Carolina, no later than November 17, 2006, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. Written proposals should be sent to the same address listed below for communications with our Board. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2007 Annual Meeting, but which is not intended to be included in our Proxy Statement and form of appointment of proxy, must be received by us at our main office in Engelhard, North Carolina (at the address listed below), no later than January 31, 2007, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting our shareholders at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Secretary at our principal office not later than the close of business on the fifth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) all other information regarding the nominee that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by our Board; and (5) the written consent of the nominee to serve as a director if elected. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

ADDITIONAL INFORMATION

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication as follows:

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

You also may send them by email to ecb.directors@ecbbancorp.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications that involve specific complaints from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction will be forwarded to the head of the department or division that is most closely associated with the subject of the complaint.

Annual Report on Form 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “1934 Act”) and we file reports and other information about our company with the Securities and Exchange Commission, including annual reports, quarterly reports and proxy statements. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov. Our own Internet website (www.ecbbancorp.com) contains a link to the SEC’s website.

A copy of our 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission accompanies this Proxy Statement.

ECB BANCORP, INC.

Post Office Box 337

Engelhard, North Carolina 27824

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur H. Keeney III, J. Dorson White, Jr., and Gary M. Adams (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of ECB Bancorp, Inc. (“Bancorp”) held of record by the undersigned on March 1, 2006, at the Annual Meeting of Shareholders of Bancorp to be held at the Washington Civic Center, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 18, 2006, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: Proposal to elect three directors of Bancorp for three-year terms.

☐	FOR all nominees listed below (except as indicated otherwise on the line below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	George Thomas Davis, Jr.; Gregory C. Gibbs and John F. Hughes, Jr.

Instructions:	To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) on the line below.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as Bancorp’s independent accountants for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN IT TO BANCORP IN THE ENVELOPE PROVIDED.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted “FOR” the election of each nominee named in proposal 1 and “FOR” proposal 2. If, before the annual meeting, any nominee listed in proposal 1 becomes unable or unwilling to serve as a director for any reason, the proxies are authorized to vote for a substitute nominee named by the board of directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the annual meeting by filing with Bancorp’s corporate secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the annual meeting and announcing an intention to vote in person.

Dated:______________________________, 2006

Signature

Joint Signature (if shares are held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure your shares are represented and that a quorum is present at the annual meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting.